EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333—125611 and 333— 181609) on Form S—8 of Citi Trends, Inc. of our report dated April 13, 2016, with respect to the consolidated balance sheets of Citi Trends, Inc. and subsidiary as of January 30, 2016 and January 31, 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fiscal years ended January 30, 2016, January 31, 2015, and February 1, 2014, and the effectiveness of internal control over financial reporting as of January 30, 2016, which reports appear in the January 30, 2016 annual report on Form 10—K of Citi Trends, Inc.

/s/ KPMG LLP

Jacksonville, Florida
April 13, 2016
Certified Public Accountants